Exhibit 99.1

Worthington Acquires Designer and Manufacturer of CNG Fuel Systems

COLUMBUS, OH – October 20, 2014 -- Worthington Industries, Inc. (NYSE: WOR) today announced that it has acquired a majority interest in dHybrid Systems, a leader in compressed natural gas (CNG) fuel systems.  Worthington will own 80% of the equity, with the founder retaining 20% and continuing in a leadership role.

“The acquisition of dHybrid gives us the opportunity to increase our participation in the fast growing CNG fuel market and enhance the value of our supply chain offering,” said Andrew Billman, president of the Worthington Industries Pressure Cylinders business.  “We expect the combination of dHydrid’s innovative system designs and Worthington’s commercial and manufacturing capabilities to help drive significant growth for this portion of our alternative fuel platform.  As a result, we are also analyzing the expansion of our composite cylinder manufacturing capacity, including the potential to integrate this new capacity within the fuel systems operation.”  Billman added, “We expect this approach to increase operational efficiencies and reduce customer lead times.”

Based in Salt Lake City, Utah, dHybrid Systems operates in a recently completed 50,000 square foot facility with 28 employees.  The main markets for the fuel systems are refuse and heavy duty trucks.  The system designs allow for faster fill receptacles with synchronized filling and lower weight per gallon systems. The systems are known for their symmetrical design and the commonality of components, making installation quicker and replacement parts more interchangeable.  The configurations include back of cab, top of body, side rail, combo, canopy-on top of the vehicle and bus systems.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and branded consumer products for camping, grilling, hand torch solutions, scuba diving and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 81 facilities in 10 countries.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act").  Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

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